Exhibit 10.1

IP LICENSE AND COLLABORATION AGREEMENT

This IP License and Collaboration Agreement (this “Agreement”) is entered into effective as of this 4th day of November 2014, (the “Effective Date”), by and between CANNABICS PHARMACEUTICALS INC., a US publicly traded corporation organized and existing under the laws of the State of Nevada, (hereinafter referred to as “CANNABICS”), and KALAPA HOLDINGS, a Company organized under the laws of Spain as limited company (S.L.), under the registered name of Global Group Kalapa, Registration-number (CIF) B66314717

WHEREAS, CANNABICS has developed and is the owner of the CANNABICS SR Technology (as defined below); and

WHEREAS, KALAPA HOLDINGS wishes to acquire the right to manufacture, market, sell and commercialize CANNABICS SR Capsules based on the CANNABICS Technology in the country of Spain (the “Territory”) all pursuant to the terms set forth in this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions

In addition to capitalized terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth opposite each one of them:

1.1	“SR Capsules” means orally-ingested sustained release capsules containing a cannabinoid extract that are manufactured using the CANNABICS Technology.
1.2	“CANNABICS Technology” means all intellectual property (whether registered or unregistered) and trade secrets controlled by or available to CANNABICS related to the method of manufacturing orally-ingested sustained release capsules containing a cannabinoid-extract infusion that contains Tetrahydrocannabinol as part of its ingredients, and all derivatives and improvements thereto.
1.3	“Trademarks” means all trademarks, registered or not, and trademark applications worldwide, that are now owned or licensed, or hereafter acquired or licensed during the term of this Agreement, by or on behalf of CANNABICS that may be adopted or used in connection with the promotion or sale of CANNABICS SR.

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2. License

2.1	Subject to Section 2.2 and the terms and conditions of this Agreement, CANNABICS hereby grants to KALAPA HOLDINGS throughout the Term, a non-transferable, non-assignable and non-sublicensable license to use the CANNABICS Technology solely for the manufacturing, marketing, selling and commercialization of SR Capsules in the Territory and under the Trademarks (the “License”). Notwithstanding the above, Kalapa Holdings shall be allowed, following written approval from CANNABICS, to sublicense the technology to any of its subsidiaries , for the same purpose as specified above. The granting of this license by CANNABICS PHARMACEUTICALS shall be exclusive to KALAPA HOLDINGS within the territory of Spain, and CANNABICS shall not license said technologies to any other entity within said territory.
2.2	Prior to manufacturing, KALAPA HOLDINGS shall have to obtain CANNABICS’ written approval of the manufacturing facility and its quality standards.
2.3	Other than the License expressly granted under Section 2.1 of this Agreement, no other rights or interests whatsoever are transferred or granted by CANNABICS to KALAPA HOLDINGS, and CANNABICS retains all rights not expressly granted hereunder. KALAPA HOLDINGS agrees that the ownership of the CANNABICS Technology and Trademarks shall always remain vested in CANNABICS and KALAPA HOLDINGS shall not obtain any rights with respect thereto, other than the rights expressly set forth herein. Without limiting the foregoing, KALAPA HOLDINGS or any of its subsidiaries shall not, during the Term, (i) manufacture any orally-ingested capsules containing a cannabinoid extract that contains Tetrahydrocannabinol as part of its ingredients which are not based on the CANNABICS Technology; or (ii) use the CANNABICS Technology for any purpose other than for the purpose of the License granted under this Agreement.

3. Marketing and Commercialization

3.1	KALAPA HOLDINGS is solely responsible for commercialization of the SR Capsules in the Territory and will bear all associated costs thereto, including without limitation, promotion, marketing, sales, regulatory expenses, all necessary lab equipment, raw materials and any required labor.
3.2	In all marketing and selling of the SR Capsules, KALAPA HOLDINGS shall refer to CANNABICS as the source of the CANNABICS Technology and shall place the proprietary trademarks and Logo of CANNABICS on every single package of SR capsules, in a manner to be agreed upon by the parties. In any event, upon termination of this Agreement or the requirement by CANNABICS, for any reason whatsoever, KALAPA HOLDINGS shall cease all display, advertising, and/or use of all Trademarks.

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3.3	KALAPA HOLDINGS shall be responsible for addressing consumer complaints, in a manner that is satisfactory to CANNABICS during the Term.
3.4	KALAPA HOLDINGS undertakes throughout the term of this Agreement, to make its best efforts to market and sale the SR Capsules in the Territory and to invest resources and efforts to ensure that the SR Capsule penetrates the market and becomes a leading product.
3.5	KALAPA HOLDINGS shall solely be responsible to obtain all governmental licenses, permits and approvals necessary or desirable in connection with the exercise of the license rights granted under Section 2.1 CANNABICS shall not be under any responsibility to certify or get any approval, license or permit but shall reasonably cooperate with KALAPA HOLDINGS for the purpose of KALAPA HOLDINGS’s obtainment of the above.
3.6	KALAPA HOLDINGS shall keep CANNABICS promptly informed on a regular basis relating to (i) any problems encountered with the SR Capsules and the CANNABICS Technology (including any product recall), and any resolutions arrived at for those problems; and (ii) general information about its distribution of the SR Capsules.
3.7	KALAPA HOLDINGS shall be solely responsible and liable for any and all SR Capsules it manufactures under this Agreement including but not limited to the quality, safety and reliability of the SR Capsules.
3.8	Without derogating from any of its other representations or obligations in this Agreement, KALAPA HOLDINGS hereby warrants to CANNABICS that it - or its subsidiary - will legally distribute the SR Capsules in the Territory, and that it shall immediately notify CANNABICS regarding any lapse or breach (whether alleged or possible) or communication received from any authority regarding said licensure.

4. Consideration

4.1	As sole consideration for the grant of the License, KALAPA HOLDINGS shall pay CANNABICS 50% of the gross profit that will be generated through the commercialization of CANNABICS SR capsules in the territory. The gross profit will be calculated as CANNABICS SR capsules sales revenues minus COGs (Cost of Goods). The COGs will be the sum of the costs of raw materials used in the manufacturing process of CANNABICS SR capsules and the direct manufacturing costs thereof.

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4.2	Within thirty (30) days after the end of each calendar month during the Term, KALAPA HOLDINGS shall submit to CANNABICS a detailed report setting forth for the preceding calendar month, the amount of the SR Capsules sold, delivered or otherwise transferred to any third party within the Territory and the amount of the Consideration accordingly due.
4.3	The Consideration shall be paid on a monthly basis, not later than thirty (30) days from the end of each calendar month. The consideration report required by Section 4.2 shall accompany each such payment, and a copy of such report shall also be mailed to CANNABICS at its address first set forth above.
4.4	CANNABICS shall be solely responsible for any and all other taxes or payments required to be made to any governmental or state authority with respect to the Consideration received hereunder.

5. Audit

5.1	KALAPA HOLDINGS shall maintain all records necessary for CANNABICS to determine whether it has been paid the proper amount of consideration. CANNABICS shall be entitled to audit these records as it sees fit upon reasonable notice to KALAPA HOLDINGS. In the event the audit reveals an underpayment, KALAPA HOLDINGS shall be responsible for the cost of the audit and shall immediately pay to CANNABICS the amount of the underpayment. In the event the audit reveals an overpayment, CANNABICS shall be responsible for the cost of the audit and the amount of the overpayment shall be set off against future consideration payments to CANNABICS.

6. Term and Termination

6.1.	The initial term of this Agreement will be for 1 year from the Effective Date (“the term”) and shall be open for extension upon written agreement by both parties.
6.2	Either party may terminate this agreement in the event that regulatory changes in any of the parts of the Territory make it commercially or legally infeasible to continue operations, or to comply with the changes to applicable laws.
6.3	Without derogating from the above, in the event that a party commits any material breach or default of any of its obligations under this Agreement, including without limitation the timely payment of the Consideration (the “Breaching Party”), the other party hereto (the “Non-Breaching Party”) may give the Breaching Party written notice of such breach or default and demand that such breach or default be cured. In the event that the Breaching Party fails to cure such breach or default within thirty (30) days after the date of such written notice, the Non-Breaching Party may terminate this Agreement immediately upon giving written notice of termination to the Breaching Party. Termination of this Agreement in accordance with this Section 6.3 shall not affect or impair the Non-Breaching Party’s right to pursue any legal remedy, including the right to recover damages for all harm suffered or incurred as a result of the Breaching Party’s breach or default hereunder. In the event that CANNABICS exercises its rights granted in this Section 6.3, the Parties shall cooperate reasonably with respect to any matter which either Party reasonably deems necessary to successfully accomplish the winding down, including but not limited to access to KALAPA HOLDINGS personnel, technical specifications and vendors.

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6.4	Subject to applicable law, either Party may terminate this Agreement by written notice in the event: (i) the other Party voluntarily enters into bankruptcy proceedings; (ii) the other Party makes an assignment for the benefit of creditors; (iii) a petition is filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors or similar law analogous in purpose or effect, which petition is not stayed or dismissed within sixty (60) days of filing thereof; or (iv) the other Party enters into liquidation or dissolution proceedings or a receiver is appointed with respect to any assets of said Party, which appointment is not vacated within sixty (60) days; or (v) upon 30 days written notice by Cannabics to KALAPA Holdings.

7. Rights after Termination

7.1	Upon termination or expiration of this Agreement, KALAPA HOLDINGS will immediately cease from all further manufacture, marketing, sales, commercialization or other preparation of the SR Capsules, except only for SR Capsules irretrievably in process or en route, which may be marketed for additional 30 days following termination, the final proceeds therefrom to be allocated as all previous per this contract.

8. CANNABICS Technology Information

8.1.	CANNABICS hereby represents and warrants that all of the CANNABICS Technology, Trademarks and Confidential Information included in the information furnished by CANNABICS to KALAPA HOLDINGS shall be correct in all material respects and shall contain such information as is necessary or appropriate to enable KALAPA HOLDINGS to manufacture, sell and promote the Products in accordance with the terms and conditions of this Agreement.
8.2.	CANNABICS has the right and responsibility to prosecute and maintain all patents and patent applications included in the CANNABICS Technology, as well as the Trademarks, and shall bear all reasonable costs and expenses associated therewith to the extent incurred after execution of this Agreement.

9. Warranties and Limitation of Liability

9.1.	CANNABICS warrants to KALAPA HOLDINGS that: (i) it is the owner of the CANNABICS Technology, and (ii) to its knowledge, the CANNABICS Technology does not infringe the rights of any third party. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CANNABICS TECHNOLOGY IS LICENSED TO KALAPA HOLDINGS "AS IS" WITHOUT ANY WARRANTIES, CONDITIONS OR OTHER TERMS OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE INCLUDING, WITHOUT LIMITATION, ANY TERMS AS TO THE CONDITION, QUALITY, MERCHANTABILITY, PERFORMANCE OR FITNESS FOR PURPOSE.

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9.2.	Without derogating from any of its other representations or obligations in this Agreement, KALAPA HOLDINGS hereby warrants to CANNABICS that it, or one of the set of its subsidiaries (Kalapa Clinic, S.L., Hanf Group, S.L., KSK Labs, S.L.,) and affiliated organizations (Asociacion Centro Cannabico de Terapias Naturales) currently have all governmental, state and regulative licenses, permits and approvals necessary or desirable for legal manufacture and distribution of Cannabics SR Capsules in the Territory, that it, and the set of its subsidiaries and affiliated organizations, complies, and shall continue to comply at all times, with any and all of the terms of such licenses, permits, approvals and regulations that apply to this License and its execution and that it shall immediately notify CANNABICS regarding any lapse or breach (whether alleged or possible) or communication received from any authority regarding said licensure.
9.3.	KALAPA HOLDINGS and CANNABICS each represents and warrants for itself that (i) it is a corporation duly organized and validly existing under the laws of the state of its incorporation; (ii) it has the full right, power, and authority to execute and perform this agreement; (iii) this Agreement does not conflict with or otherwise result in a breach of any agreement to which such Party is a party or to which it is bound; and (iv) this Agreement represents a valid, legally binding obligation of it, enforceable against it in accordance with its terms.
9.4.	EXCEPT FOR WILLFUL BREACH NEITHER PARTY WILL BE LIABLE TOWARDS THE OTHER UNDER ANY LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, TORT OR CONTRACT) FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR BREACH DUE TO NON PAYMENT OR FOR WILLFUL BREACH, EACH PARTY’S LIABILITY UNDER OR FOR BREACH OF THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE CONSIDERATIONS RECEIVED BY CANNABICS FROM KALAPA HOLDINGS HEREUNDER DURING THE TWELVE (12) MONTHS PERIOD PRECEDING THE EVENT GIVING RISE TO THE LIABILITY.

10. Confidential Information, Proprietary Rights and Non-Compete

10.1.	The parties shall execute the Non-Disclosure, Proprietary Rights and Non-Compete Agreement in the form attached hereto as Exhibit A.

11. Insurance

11.1.	Prior to the Commencement Date and as a condition to the continued granting of the License, KALAPA HOLDINGS shall procure, at its own expense, an insurance policy from a reputable insurer subject to CANNABICS’ prior written approval (which shall not be unreasonably withheld) that will indemnify both parties from any law suits or liabilities related to the sales and marketing of the SR Capsules and shall maintain such policy during the Term. In the event a reputable commercial insurance broker can provide qualified opinion that this type of business insurance is not available in the Territory, this clause may be waived.

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12. Indemnification

12.1.	KALAPA HOLDINGS agrees to indemnify, defend and hold CANNABICS and any of its officers, directors, employees, shareholders, successors and permitted assigns harmless from any and all damages (including, without limitation, amounts paid by CANNABICS in judgment or in settlement with KALAPA HOLDINGS’s consent), losses, claims, demands, liabilities, costs and expenses, including, without limitation, reasonable court costs and attorney’s fees (collectively “Losses”), based upon or arising out of any claim, demand, cause or action suit or proceeding (“Claims”) resulting from (i) any KALAPA HOLDINGS breach of a representation, warranty, covenant or obligation in this Agreement; (ii) the manufacturing, marketing, distributing and selling of the SR Capsules, whether resulting in harm, injury or death of any person or not; (iii) the advertising, promoting, marketing, distributing and selling of the SR Capsules, including, without limitation, any deceptive misleading, manipulative or intentionally or inaccurate marketing or sales practices of KALAPA HOLDINGS or its representatives.
12.2.	CANNABICS agrees to indemnify, defend and hold KALAPA HOLDINGS and any of it officers, directors, employees, shareholders, successors and permitted assigns harmless from any and all Losses, based upon or arising out of any Claims resulting from (i) any actual defects in or malfunction of the CANNABICS Technology (that is not caused as a result of the manufacturing process); (ii) any CANNABICS breach of a representation, warranty, covenant or obligation in this Agreement.
12.3.	Each Party shall give the other prompt notice of any liability of which it becomes aware, and upon receiving notice of any such liability, each Party shall, when possible, promptly notify the other of commencement of any action, a general summary of the action and, when applicable, demand for indemnification the latter, each Party shall have the right to participate in and to assume the defense of such action with counsel of its choosing; provided, however, that the Parties shall cooperate in such defense.

13. Miscellaneous

13.1.	This Agreement will be governed by and construed in accordance with the laws of the state of Maryland, USA without regard to any conflict of laws principles that would require the application of the laws of another jurisdiction. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be settled by Arbitration. Both sides shall choose a mutually agreed upon competent jurist from a short list and informal Arbitration shall commence as expeditiously as possible. Either party may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the Arbitrator within the District of Columbia, and a decision of the matter submitted to the Arbitrator shall be binding and enforceable against all parties in any Court of competent jurisdiction. The prevailing party shall be entitled to all costs and expenses with respect to such arbitration, including reasonable attorneys' fees. The decision of the Arbitrator shall be final, binding upon all parties hereto and enforceable in any Court of competent jurisdiction. Each party hereto irrevocably waives any objection to the laying of venue of any such Arbitration action or proceeding brought and irrevocably waives any claim that any such action brought has been brought in an inconvenient forum. Each of the parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver.

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13.2.	Neither party may assign this Agreement without the other party’s prior written consent.
13.3.	This Agreement (i) states the entire agreement of the parties, merges all prior negotiations, agreements and understandings, if any, and states in full all representations, warranties, covenants and agreements which have induced this Agreement; and (ii) may be modified or amended only by an instrument in writing, duly executed by both parties.
13.4.	Any failure of a Party to comply with any covenant, agreement or condition herein may be waived in writing by the other Party hereto but such waiver or failure to insist upon strict compliance with such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives as of the date first written above.

CANABICS PHARMACEUTICALS INC.	KALAPA HOLDINGS

By: /s/ Zohar Koren	By: /s/ Joan de Haro
Zohar Koren, Dir., on behalf of	Joan de haro, CFO Kalapa
CANNABICS PHARMACEUTICALS INC.

/s/ Eyal Ballan,
Eyal Ballan, Dire., on behalf of
CANNABICS PHARMACEUTICALS INC.

/s/ Itamar Borochov
Itamar Borochov, Dir., on behalf of
CANNABICS PHARMACEUTICALS INC.

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